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                                                                      Exhibit 10

                 RETIREMENT, CONSULTING AND RELEASE AGREEMENT
                 --------------------------------------------

This Retirement, Consulting and Release Agreement ("Agreement") is entered into by and between R. R. Donnelley & Sons Company ("Donnelley"), its affiliated entities, and their respective shareholders, directors, officers and employees (Donnelley and such others collectively referred to as the "Company"), and Michael W. Winkel (the "Executive") as of this 31st day of July, 2001.

WHEREAS, Donnelley has employed Executive as Executive Vice President and Chief Strategy Officer, and the Company has designated Executive as a director and/or officer of certain subsidiaries;

WHEREAS, Executive has elected to retire from his employment and all offices he holds with the Company, effective the close of business on August 10, 2001; and

WHEREAS, the Company and Executive mutually agree to end the employment relationship with Donnelley, secure Executive's availability to provide consulting services to the Company in the future, secure a covenant not to compete from Executive, and to settle any and all matters and potential claims on the terms and conditions and for the compensation stated herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and Executive agree as follows:

1. Executive shall remain on the payroll of Donnelley at his base salary through August 10, 2001 ("Retirement Date") at which time his employment will terminate. For purposes of determining any obligations of Executive or Donnelley under any other agreement between them, the Retirement Date shall be deemed to be the termination of Executive's employment. Effective on the Retirement Date, Executive shall resign from any and all positions he may hold with the Company. Executive's separation shall be deemed to be, and shall be, early retirement with the consent of the Company for purposes of determining his rights under retirement, stock options, restricted stock and other benefit plans and agreements maintained by or on behalf of the Company providing for rights dependent upon whether a termination of employment was early retirement with the consent of the Company.

2.
     a. So long as Executive is not in "material breach" of the terms contained in paragraphs 3, 4, 5, 6 and 7 of this Agreement, and so long as Executive does not revoke this Agreement in accordance with the provisions of paragraph 13 below, the Company will cause the following compensation to be paid to Executive and shall cause the following events to occur:

          i. The rights of Executive under restricted stock and stock option grants made to Executive by the Company shall be honored in accordance with the terms of such grants and the plans under which such grants were made.
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               A list of Executive's restricted stock and stock option grants outstanding is set forth in Exhibit A.

          ii. In lieu of any rights Executive may have to payment under the 2001 Senior Management Long Term Incentive Award made to Executive pursuant to the terms of the 2001 Stock Incentive Plan on January 25, 2001, Executive shall be paid the sum of $64,000 on or about September 1, 2001.

          iii. On or about September 1, 2001, the Company shall cause Executive to be paid the sum of $54,432, being the bank balance (net of any administrative credit) earned in accordance with the terms of the Management Incentive Plan.

          iv. Executive shall receive payment as soon after August 10, 2001 as practicable, for all vacation days accrued and untaken as of August 10, 2001. No further vacation will accrue after August 10, 2001.

          v. At the time provided for in the plan, the Company will pay Executive his 2001 plan year bonus, if any, in accordance with the senior officers annual incentive plan, prorated for the portion of the year prior to the Retirement Date.

          vi. The Company shall reimburse Executive for tax and accounting, legal or financial planning fees incurred by Executive at any time prior to July 31, 2002, upon receipt of invoices, up to a maximum reimbursement of $8,000.00. Any amounts reimbursed hereunder shall be taxable to Executive.

          vii. Executive shall, as soon as practicable after the Retirement Date, return all files, keys, credit cards and records of the Company in Executive's possession. Executive shall submit within fifteen (15) days of the Retirement Date all expense account records and vouchers relating to his employment with the Company and the Company shall reimburse said expenses within thirty (30) days of receipt.

     b. So long as Executive is not in "material breach" of the terms contained in paragraphs 3, 4, 5, 6 and 7 of this Agreement, and so long as Executive does not revoke this Agreement in accordance with the provisions of paragraph 13 below, in addition to the payments described in subparagraph a. above, on October 1, 2001, the Company shall pay to Executive in satisfaction of the Company's obligation for Executive's retirement benefit under the R. R. Donnelley & Sons Company Unfunded Supplemental Benefit Plan ("SERP"), the sum of $418,000 from the SERP.


                                                                          Page 2
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     c.   For purposes of this Agreement, the term "material breach" shall mean a breach by Executive of an applicable provision of this Agreement which breach has a material adverse effect on the Company, it being understood that a breach of Executive's covenants in paragraph 4(a) below or an improper disclosure by Executive of confidential information of the Company (as defined in that certain Agreement Regarding Confidential Information, Intellectual Property, and Non-solicitation of Employees) shall be deemed a material breach of the promises hereof, without right to cure.

     d. The payments and benefits described in this paragraph shall be subject to withholding taxes to the extent required by law.

3. Prior to the second anniversary of the Retirement Date, neither Executive nor any senior executive representing the Company shall at any time disparage the other or portray the other in a negative light, except that nothing herein shall prevent the Company from making any of its books and records available to third parties as required by law. Executive shall not disclose to any one (without the prior written consent of the Company) any information regarding the Company or its financial condition, contractual arrangements, internal affairs, or governance which is non-public, confidential, or proprietary or which would in any way injure the reputation of the Company or of any of the (past or present) shareholders, members, directors, officers, employees, agents or attorneys of the Company.

4. In consideration of the covenants and agreements of the Company herein contained, the positions of trust and confidence he occupied with the Company and the information of a highly sensitive and confidential nature he garnered as a result of such position:

     a. Executive agrees that he will not, from and after the Retirement Date and ending on July 31, 2003, without the prior written consent of the
          Company:

          i. either directly or indirectly accept employment by or serve as a consultant, agent, principal stockholder, corporate officer, director, or any other individual or representative capacity for any individual or entity which shall be a competitor of either
               (a) Red Rover Digital, Inc., or (b) any line of business which as of the Retirement Date represents more than five percent (5%) of the gross revenues of the Company.

          ii. assist in the solicitation of any work in competition with the business as competition is defined in i. above; nor solicit directly or indirectly the employees of Donnelley or any of its subsidiaries to accept any other employment.

     b. Executive acknowledges that a breach by him of his agreements contained in this paragraph would cause irreparable harm to the Company which is not adequately measurable by money damages and that accordingly in the event of such a breach, in

                                                                          Page 3
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          addition to any and all other rights the Company may have, including, without limitation, rights at law and in equity, and the right of the Company to terminate its obligations under this Agreement and the payment of any monies hereunder including under this paragraph 4, the Company shall be entitled to equitable remedies in the nature of injunctive relief to stop any existing breaches and to prohibit any future breaches.

5. Executive agrees that during the one-year period commencing August 11, 2001 and ending August 10, 2002, he will hold himself available to provide, and will provide, consulting services to the Company related to the areas of his expertise developed during his career with Donnelley. All consulting services will be directed by, and as a consultant Executive will report to the Chief Executive Officer. For his services as a consultant and in further consideration of the agreements of Executive set forth in paragraph 4 above, the Company will pay Executive as follows:

     a. Executive shall be paid the sum of $2,000 per day for each working day during which his consulting services are requested by the Company and made available by Executive. No minimum number of days is required, and any days upon which consulting services are made available shall be as mutually agreed by the parties. During this period, office space and secretarial support will not be regularly provided, but will be made available on an "as-needed" basis.

     b. The Company shall reimburse Executive for his out-of-pocket expenses incurred in performing consulting services for the Company. Such expenses shall be documented and reimbursed in accordance with Company policies applicable to executives in positions comparable to that of Executive prior to the Retirement Date, and in a manner satisfactory to the Company.

6. Executive, on behalf of himself, his heirs, executors, attorneys, administrators, and assigns, agrees to release the Company (including current and former employees, partners, fiduciaries, directors, agents, divisions, parents, subsidiaries, affiliates, attorneys or other related entities) from all known or unknown claims, demands, agreements, actions, suits, causes of action, damages and liabilities of any kind, in law or equity or otherwise, which Executive has, had or may have against Company related to Executive's employment, resignation from his positions with the Company, or retirement from Donnelley, including, but not limited to, claims which could have been asserted under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit and Protection Act, or under any compensation, bonus, severance, retirement or other benefit plan. Notwithstanding the foregoing, nothing herein shall release or waive any rights Executive may have to enforce the provisions of this Agreement, or release any claims for any benefits due to Executive under any stock or benefit plans available to Executive as a result of his retirement or under the provisions hereof. Executive acknowledges and agrees that the release and

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     covenant not to sue included in this paragraph are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Executive understands and acknowledges the significance and consequences of this release, and hereby further acknowledges the receipt of separate consideration beyond that to which he would otherwise be entitled in exchange for such release.

7. On February 23, 1999, Executive signed an Agreement Regarding Confidential Information, Intellectual Property, and Non-Solicitation of Employees. Executive understands and acknowledges that he will be expected to abide, and will abide, by the terms of that Agreement. Executive also agrees to remain bound by any agreement signed relating to any credit card issued to Executive as a Donnelley employee.

8. Executive may retain the personal computer equipment (laptop, monitor, facsimile), cellular phone and PDA provided to him by the Company. All software programs and files belonging to the Company shall be deleted prior to such equipment being removed from Company premises.

9. This Agreement embodies the entire agreement and understanding of the parties with regard to the matters described in this Agreement and supersedes any and all prior or contemporaneous agreements and understandings, oral or written, between Executive and the Company.

10. Executive acknowledges that the Company has advised him that, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), he has a right to elect continued coverage under the Company's group health plans, at his own expense, for a period of eighteen (18) months from the Retirement Date; provided, however, that the Company shall reimburse Executive for up to six (6) months' continued coverage under the Company's group dental plan. Any amount reimbursed hereunder shall be taxable to Executive.

11. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Illinois, as applied to agreements executed in and to be fully performed within Illinois.

12. In signing below, Executive expressly acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised of his rights and has been advised to consult an attorney prior to executing this Agreement. Executive intends to be legally bound by the terms and conditions of this Agreement.

13. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that he has had the opportunity to have at least twenty-one
     (21) days within which to decide whether or not to sign this Agreement. Executive further acknowledges that he has been given the right to revoke this Agreement by serving, within a seven (7) day period after signing, a written notice of revocation. The Agreement shall become effective on the

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     eighth day following its execution by Executive. If Executive revokes the
     Agreement, neither party shall have any obligation under it.

14. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns and Executive's rights hereunder shall inure to the benefit of his legal representatives or designated beneficiaries.

15. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

16. All notices or other communications required or permitted hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier or by United States mail. Notices by mail shall be deemed given two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by facsimile or private courier shall be deemed given on the first business day following the date of sending. All notices or other communications shall be addressed as follows:

          If to Donnelley, to:
               R. R. Donnelley & Sons Company
               77 West Wacker Drive
               Chicago, Illinois 60601-1696
               Attn: General Counsel
               Facsimile:  312/326-7620

          If to Executive, to:
               Mr. Michael W. Winkel
               16002  77th Street
               South Haven, MI 49090

     or to such other address as such party may indicate by a notice delivered to the other.


IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

R. R. DONNELLEY & SONS COMPANY



By: /s/ Haven E. Cockerham                     /s/ Michael W. Winkel
    ------------------------                   ---------------------
Name: Haven E. Cockerham,                      Executive
      Senior Vice President


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                                   EXHIBIT A

Equity Grants
=============

Restricted Stock Awards    Vesting Schedule
-----------------------    --------------------------------

February 15, 2000          5334 shares on February 15, 2002
                           5333 shares on February 15, 2003

Stock Option Grants        Vesting Schedule                  Expiration Date
-------------------        ---------------------------       ---------------

     March 1, 1999         20,000 vested                     August 10, 2006
                           30,000 vested on retirement       August 10, 2006

     March 23, 2000        10,000 vested                     August 10, 2006
                           40,000 vested on retirement       August 10, 2006

     March 23, 2000        17,200 vested                     August 10, 2006
                           68,800 vested on retirement       August 10, 2006

401(k)
======

     As of July 30, 2001, Executive had 987.3469 units representing the company match. The value of these units varies dependent on fund performance, and dividends and interest earned.

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